STRATEGIC ALLIANCE, BUNDLING & AUTHORIZATION TO
                               REPLICATE AGREEMENT
       FOR THE INTEGRATION OF SAC TECHNOLOGIES FINGERPRINT TECHNOLOGY AND
                        MIROS TRUEFACE SOFTWARE PRODUCTS


Duly made and executed on this 13th day of February 1998, by and between:

SAC Technologies, Inc., a Minnesota corporation having its principal place of business at 4444 West 76th Street, Edina Minnesota 55435 hereinafter referred to as "SAC", represented by Barry Wendt, Chief Executive Officer; and

Miros Incorporated, a Delaware corporation with its principal offices at 572 Washington Street, Wellesley, MA, 02181, hereinafter referred to as "MIROS", represented by Keith G. Angell, Chief Operation Officer.

                                  INTRODUCTION

This Strategic Alliance, Bundling and Authorization to Replicate AGREEMENT contains understandings between MIROS and SAC (the "Parties"), with regard to the integration of biometric technologies, including, but not limited to: voice, facial recognition and fingerprint for desktop computer/network access, appliance access control and facility access control for Industrial, Commercial and Consumer market applications.

MIROS is currently developing, marketing and licensing software products based on facial verification, including the TrueFace PC/95, a stand alone product for logon to Windows95, and TrueFace PC/NT, a stand alone product for logon to WindowsNT, together referred to as the "PRODUCTS" which address opportunities in the authentication market and desires to participate with SAC in the areas of integration and co-marketing.

SAC is currently developing, marketing and selling various fingerprint "identification" based products such as SACCat, SACMan, SAC_Remote and SAC_Encrypt along with associated applications, has technical and business interests in the PRODUCTS and desires to participate with MIROS in the areas of integration, bundling, replication and co-marketing. From time to time, SAC may integrate the MIROS PRODUCTS with SAC products and this integration will be known as the "Bundle".

1.0 SCOPE OF COOPERATION - MIROS and SAC's intended cooperation will include the following:

      1.1 MIROS OBLIGATIONS - Miros grants SAC the nonexclusive, non-transferable worldwide right and license to distribute, promote, market, and advertise the PRODUCTS, but only when the PRODUCTS are distributed to resellers or end users as part of the SAC product Bundle. Miros' PRODUCTS will be included in each SAC Product Bundle. Miros grants SAC the nonexclusive, non-transferable worldwide right to replicate the PRODUCTS without alteration for inclusion in the Bundle for distribution by SAC under this AGREEMENT. Miros will deliver or otherwise make available to SAC at the delivery address set forth in Section 6:

            * a master of the PRODUCTS in suitable digital form on diskette or CD;

            *     all applicable artwork associated with the PRODUCTS.

            During the term of this AGREEMENT, Miros will notify SAC of any changes to the PRODUCTS or artwork prior to the date Miros implements the change, and will promptly provide SAC with the necessary material for SAC to replicate the changed PRODUCTS or artwork. SAC or its agent is responsible for providing support to end users of the Bundle. Miros will have no obligation to provide support to end users of the Bundle.

      1.2 SAC OBLIGATIONS - SAC will include the PRODUCTS in the CD/diskette for every SAC Product Bundle. SAC will incorporate any changes to the PRODUCTS or artwork provided by Miros in updates to the Bundle in a timely fashion, unless mutually agreed upon by both parties. SAC will provide Miros with one (1) copy of the Bundle and of each subsequent version of the Bundle containing changes to the

            PRODUCTS or artwork upon commercial availability. SAC grants Miros the nonexclusive, worldwide right and license to distribute, promote, market, and advertise the SAC line of products.

      1.3 Furthermore, the parties agree to cooperate and share resources and information, on a global basis, in the mutual and/or joint development, promotion, marketing and sales described below in Sections 1.4-1.7

      1.4   DEVELOPMENT-

      * Joint development of, support for, and integration for certain SAC products with MIROS' PRODUCTS.

      * Joint development of, support for, and integration of biometric facial authentication and SAC's technology.

      * Working together and sharing resources and information on the support of new interfaces and standards, in order to ensure the timely support of significant industry standards by both parties' products.

      * Providing reciprocal access to each party's white papers and technical briefs and reciprocal participation in beta testing, subject to appropriate confidentiality obligations.

      1.5 MARKETING AND SALES - On a case by case basis, based on mutual business considerations and approvals:

      * Joint participation in marketing efforts, including joint advertising, press releases, joint participation in trade shows, linking web sites, and other industry events.

      * Mutual referral of relevant customer leads as determined by the source party.

      * For use on brochures, advertising, packaging and other promotional material for the sale of the Bundle created under this AGREEMENT, SAC may itself or may authorize SAC authorized resellers to without Miros' prior approval, provided that Miros may at any time in its sole discretion object to a use or uses by SAC or any SAC reseller and such use shall promptly be suspended until the parties are able to agree mutually on further use:

                  1) reproduce without alteration the PRODUCTS or artwork as part of the Bundle; or

                  2) use without alteration Miros' name and the current Miros' designated product name as part of the Bundle;

                  3) make factual statements referring to the fact that the PRODUCTS are contained in the Bundle without using any stylized form of such PRODUCTS names or other stylized logo or symbol appearing on such PRODUCTS.

                  4) SAC shall provide Miros a copy of each use of Miros' name and of any Miros product name, trademark, trade name and trade dress, and shall require its resellers to do the same.

      * Except as stated above concerning replication of PRODUCTS, and in the preceding paragraph: (a) no license or rights under any trademark, trade name or trade dress of Miros is granted under this AGREEMENT; (b) no reference to any trademark, trade name or trade dress of Miros may appear on the Bundle, or on packaging, or related advertising or promotional materials for the Bundle without Miros' express prior written consent. Reference to Miros PRODUCTS, using Miros approved artwork, on all SAC or SAC reseller packaging is required.

      * SAC acknowledges Miros' ownership of the Miros trademarks, trade names, and trade dress that appear on the PRODUCTS and that every use of these trademarks, trade names, and trade dress inures solely to the benefit of Miros.

      * SAC or Miros may issue press releases relating to the Bundle. Neither party will publish such releases without the prior written consent of the other party, such consent not to be reasonably withheld.

      1.6 SERVICES, TRAINING & SUPPORT - On a case by case basis, based on mutual business considerations and approvals:

      *     Joint technical seminars for application developers;

      *     Joint "road shows" addressing the parties' target markets;

      * Training of MIROS associates by SAC and training of SAC associates by MIROS, providing reciprocal high priority access to technical support resources.

      1.7 EXPENSES - Additionally, the parties have agreed to the following principals on a case by case basis, based on mutual business considerations:

      * MIROS and SAC shall be responsible for their own out of pocket expenses generated by each party in relation to special/extraordinary development, promotion marketing and sales work done by either party to support the requests of the other party.

2.0 TERM - The term of this AGREEMENT will be for [*] from the signature date, unless terminated as defined in Section 8.0. The term may be extended or renewed by the mutual written agreement of both parties.

3.0 TERRITORY/MARKET - The parties shall promote, market and sell the products on a worldwide basis for desktop computer/network access, appliance access control and facility access control for Industrial, Commercial and Consumer market applications. The stated Territory/Market definition does not include any existing exclusive arrangements that the parties may have at the time of the execution of this AGREEMENT. Such exclusive arrangements will be only as defined in an Addendum to this AGREEMENT.

4.0   CONFIDENTIALITY

      4.1 In order to pursue the facilitation of the cooperation between the parties as detailed in section 1.0 to this AGREEMENT ("Scope of Cooperation"), the parties, having recognized that there is need to disclose to each other confidential information, and to provide for mutual agreements to protect such confidential information which is to be used only for the purposes of facilitating the Scope of Cooperation, have signed a Non Disclosure Agreement ("The NDA") on October 8, 1997.

      4.2 Without derogating from the generality of the AGREEMENT, this NDA shall remain in effect for a period of [*] from the later of the signature date of the present AGREEMENT or the date of subsequent addendum to this AGREEMENT.

5.0   INTELLECTUAL PROPERTY RIGHTS

      5.1 The parties hereby agree that all the proprietary interests and/or all intellectual property rights, owned by each party prior to entering this AGREEMENT shall remain the property of that party solely, and that in entering this AGREEMENT or any other agreement deriving from it, either party does not, and shall not, acquire any rights in the other party's proprietary interests and/or all intellectual property rights.

      5.2 All rights (including but not limited to copyright, patent, trade secret and other intellectual property rights) in and to the PRODUCTS provided by Miros (including but not limited to any images, photographs, animations, video, audio, or text incorporated into the PRODUCTS), the accompanying printed materials, and any copies of the PRODUCTS are owned by Miros and its suppliers. SAC may not rent, lease, timeshare, lend or otherwise share or allow others to use the PRODUCTS and may not transfer any rights under this AGREEMENT.

      5.3 The parties hereby agree that software and hardware developed by SAC for the support and integration of the PRODUCTS are the property of SAC.

      5.4 Each of MIROS and SAC hereby represents that it does not, in any manner whatsoever, possess any proprietary interest in the intellectual property rights owned by the other party. MIROS and SAC shall be entitled to use each others' name, trade-names and logos as described in this AGREEMENT, and subject to obtaining the counter party's prior written consent, such consent not to be unreasonably withheld.

6.0 TEAM COORDINATORS - The Parties will assign a representative from each company to assign attendees for joint project workshops as necessary.

          *    For MIROS - Keith Angell, Chief Operations Officer
                      Miros address for notices, reports and remittances:
                      Miros, Inc.
                      572 Washington Street, Suite 18
                      Wellesley, MA 02181
                      Phone: 781-235-0330
                      Fax:   781-235-0720

          *    For SAC - Barry Wendt, Chief Executive Officer
                      SAC address for notices, reports and remittances:
                      SAC Technologies, Inc.
                      4444 West 76th Street, Suite 600
                      Edina, Minnesota 55435
                      Phone: 612-835-7080
                      Fax:   612-835-6620

* Confidential portion has been omitted and filed separately with the Securities and Exchange Commission.

7.0 TERMS AND CONDITIONS -

      7.1 There will be [*] annual volume requirements for either party.

      7.2 SAC Technologies will pay a per copy license cost for MIROS Products based on the number of SAC product shipments, according to the fee schedule below for quantities based on an annual calendar year cumulative basis. Each calendar year will be a zero restart.

               Annual Cumulative Quantity         PRODUCT Price per Copy
               --------------------------         ----------------------

               [*]                                [*]
               [*]                                [*]
               [*]                                [*]
               [*]                                [*]
               [*]                                [*]
               [*]                                [*]
               [*]                                [*]
               [*]                                [*]
               [*]                                [*]

      7.3 SAC Technologies will receive the best available pricing for the PRODUCTS based on their annual volume, prepayment and licensing/bundling fee for the term of the AGREEMENT.

      7.4 In consideration of the alliance, MIROS will be assigned Distributor status for SAC's products and be entitled to Volume Purchase pricing at the highest quantity, according to SAC's current published price list as amended from time to time.

      7.5 SAC hereby grants MIROS an option for 48,000 shares of unregistered SAC stock with a strike price of 85% of fair market per share price based on an average price of the last ten (10) trading days before execution of this AGREEMENT, exercisable for ten years from the date of this agreement. Of these 48,000 stock option shares, 12,000 shares vest immediately and 3000 vest quarterly thereafter for three years (total of 12,000 shares per year). SAC will allow Miros to effect a cashless exercise of this option, which should enable Miros to tack their holding period back to the vestment date. In the event that SAC performs another round of financing, MIROS shares will be registered at that time.

      7.6 SAC will make a non-refundable payment of [*] as follows; [*] and [*] to secure this alliance pricing. This payment will be used to offset the purchase of [*] copies of the PRODUCTS for [*] a copy.

      7.7 License fees are payable by SAC to Miros monthly. Within 30 days after the end of each calendar month following initial commercial shipment of the Bundle by SAC, SAC will mail a written statement setting forth the basis for SAC's calculation of the license fee due Miros at the address stated in Schedule 1, and a check covering payment of all required license fees, to the remittance address set forth in Schedule 1.

      7.8 In order that the reports and license fees may be verified, SAC agrees to keep full, complete, and accurate books and records in accordance with generally accepted accounting principles covering the Bundles sold and fees payable under this AGREEMENT for a period of three years after the relevant transaction which gave rise to the accrual of a fee obligation hereunder.

      7.9 It is agreed that the books and records of SAC may be audited from time to time upon written notice at least five business days in advance, during SAC's normal business hours, but not more than twice in each calendar year, by an independent certified public accountant appointed by Miros and reasonably acceptable by SAC, to the extent necessary to verify the accuracy of the fee statements and payments. Such audit shall be completed at Miros' sole expense, at SAC's location unless otherwise agreed to by the Parties, and limited to an audit of the fee reports for the two years preceding the date of the audit, except that if any discrepancy or error exceeding five percent of the money actually due is found in connection with the computation, the reasonable cost of such audit shall be borne by SAC, and the scope of the audit may be expanded to cover the three years preceding the audit.

      7.10  Fee payments are to be made in U.S. dollars.

      7.11 All products sold by SAC to MIROS and by MIROS to SAC shall bear the cost of any related royalties. If the existence of other intellectual property rights relevant to a product comes to light, the supplying party will secure the full right to use the item throughout the world.

8.0 TERMINATION - This AGREEMENT shall terminate at the end of its initial term unless extended or renewed by the mutual written agreement of the parties. Prior thereto, this AGREEMENT may be terminated by the mutual written agreement of the parties; by either party if the other party makes any assignment for the benefit of


* Confidential portion has been omitted and filed separately with the Securities and Exchange Commission its creditors or makes any composition with creditors, if any actions or proceedings under any bankruptcy or insolvency law are taken by or against it, if it passes a resolution for its voluntary or compulsory liquidation, or if it suffers execution to be levied against any of its assets; or by either party upon the failure of the other to comply with any of the material terms and conditions in this AGREEMENT by giving the other party written notice of termination stating the nature of the breach at least thirty (30) days prior to the effective date of termination, provided that the party allegedly in default may avoid termination by immediately initiating a remedy to cure such default, curing it to the other party's reasonable satisfaction within the thirty (30) day period, and promptly providing proof thereof to the other party. If such default is not cured within that time, or such longer period as applicable law may require, this AGREEMENT shall terminate without further notice to the party allegedly in default effective immediately upon expiration of the thirty
      (30) day period or such longer period as applicable law may require. Upon the expiration or termination of this AGREEMENT, SAC shall immediately destroy all copies and all component parts of the PRODUCTS then in SAC's possession. In the event of a termination of this AGREEMENT by SAC prior to the end of the initial term pursuant to this section because of an uncured breach by Miros, the stock option granted in Section 7.5 shall terminate in respect to any unvested shares.

9.0 SURVIVAL - The provisions of Section 4 and 5, governing Confidentiality and Intellectual Property Rights and any other provision which, by its sense and context is intended to survive the termination of this AGREEMENT, shall indefinitely survive the termination of this AGREEMENT.

10.0 WARRANTIES - Miros warrants that for a period of ninety (90) days from the date of purchase, the Products, if operated as directed, will substantially achieve the functionality described in the Documentation. Miros does not warrant, however, that SAC's use of the software will be uninterrupted or that the operation of the Software will be error-free. Miros also warrants that the media containing the Software, if provided by Miros, is free from defects in material and workmanship and will so remain for ninety (90) days from the date SAC purchased it. Miros' sole and exclusive obligation and liability for any breach of this warranty shall be, in Miros' discretion: (i) to replace SAC's defective media, (ii) to repair or correct SAC's defective media so that it will conform to the above warranty, or (iii) to demonstrate to SAC how to achieve substantially the same functionality with the Software as described in the Documentation through a procedure different from that set forth in the Documentation. Repaired, corrected, or replaced Software and Documentation shall be covered by this limited warranty for the period remaining under the warranty that covered the original Software or, if longer, for thirty
      (30) days after the date (A) of shipment to SAC of the repaired or replaced Software, or (B) Miros advised SAC how to operate the Software so as to avoid the difficulty that SAC was having to achieve this functionality. Only if SAC informs Miros of its problem with the Software during the applicable warranty period will Miros be obligated to honor this warranty. SAC must contact Miros by telephone or in writing to inform Miros of the problem. THIS IS A LIMITED WARRANTY AND IT IS THE ONLY WARRANTY MADE BY MIROS. NO MIROS SUPPLIER OR EMPLOYEE IS AUTHORIZED TO MAKE ANY MODIFICATIONS, EXTENSIONS, OR ADDITIONS TO THIS WARRANTY. The warranties set forth above shall not apply to errors or other problems arising out of (i) modifications made to the Software by anyone other than Miros, (ii) use of the Software on or in conjunction with hardware or software other than the unmodified version of the hardware and software with which the Software was designed to be used as described in the Documentation, or (iii) with respect to the media, disaster, accident, negligence or misuse after delivery to SAC. THIS LIMITED WARRANTY GIVES SAC SPECIFIC LEGAL RIGHTS. SAC MAY HAVE OTHERS, WHICH VARY FROM STATE/JURISDICTION TO STATE JURISDICTION. TO THE MAXIMM EXTENT PERMITTED BY APPLICABLE LAW, MIROS AND ITS SUPPLIERS DISCLAIM ALL OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH REGARDS TO THE SOFTWARE AND ANY ACCOMPANYING HARDWARE.

11.0 LIMITATION OF LIABILITY - To the maximum extent permitted by applicable law, and except as expressly provided in section 10 of this AGREEMENT, in no event shall Miros or its suppliers be liable for any special, incidental, indirect, or consequential damages whatsoever (including, without limitation, damages for lost business profits, business interruption, loss of business information, or any other pecuniary loss) arising out of the use of or inability to use the software, even if Miros has been advised of the possibility of such damages. Because some states and jurisdictions do not allow the exclusion or limitation of liability for consequential or incidental damages, the above limitation may not apply to user.

12.0 INDEMNIFICATION - Notwithstanding any limitations under Section 11.0 hereof: I) Miros will indemnify, defend and hold SAC harmless against any claim that the PRODUCTS distributed hereunder infringe any patent, copyright, or trademark and Miros will pay any costs and damages, including reasonable attorney's fees, that a court finally awards against SAC as a result of such claim, provided SAC gives Miros prompt written notice of such claim and tenders to Miros the defense and all related settlement negotiations; 2) SAC will indemnify, defend and hold Miros harmless against any claim that the SAC products and other Bundle software in the Bundle distributed hereunder infringe any patent, copyright, or trademark and SAC will pay any costs and damages, including reasonable attorney's fees, that a court finally awards against SAC as a result of such claim or that are paid in settlement thereof, provided Miros gives SAC prompt written notice of such claim and tenders to SAC the defense and all related settlement negotiations; 3) SAC will indemnify Miros against any cost, loss, liability, or expense, including reasonable attorneys' fees, arising out of third party claims against Miros relating to the Bundle except to the extent the claim relates to or is caused by the PRODUCTS; and 4) Miros will indemnify SAC against any cost, loss, liability, or expense, including reasonable attorneys' fees, arising out of third party claims against SAC relating to the Bundle except to the extent the claim relates to or is caused by SAC or the third party products included in the Bundle.

13.0 ASSIGNMENTS - The parties privileges, ownership or control in this AGREEMENT are not transferable and shall not be transferred or assigned to any other person, firm, corporation, partnership or other business entity, whether by operation of law or otherwise, without the other parties prior approval. Such transfer for assignment without the prior written approval of the other party shall be null and void and shall not be binding.

14.0 ENTIRE AGREEMENT - This AGREEMENT, together with the Addendum's attached constitutes the entire understanding and AGREEMENT between the parties and supersedes any understanding, agreement or arrangements previously made or in existence between the parties. This AGREEMENT may not be altered, enlarged, supplemented, abridged, modified, nor any provisions waived except as provided in this AGREEMENT, or by a written AGREEMENT between SAC and MIROS that makes express reference to this AGREEMENT, and specifically declares it is intended as an amendment hereto.

15.0 APPLICATION LAW - This AGREEMENT shall be governed by and construed in accordance with the laws of the State of Massachusetts, United States of America.

16.0 ARBITRATION - Any dispute relating to the interpretation of this Agreement or the relationship between the parties hereunder, shall be settled by final and binding arbitration pursuant to the rules of the American Arbitration Association. The arbitration shall take place before a panel of three qualified arbitrators, one chosen by each of the parties. The parties hereby agree that results of the arbitration are final and binding and may not be appealed by either party to any court of judicial authority. Disputes arising out of, resulting from or relating to the intellectual property rights of a party (including but not limited to patents and patent rights, copyrights, trademarks, service marks, trade secrets, and unauthorized disclosure of Confidential Information shall be resolved as follows: notwithstanding anything to the contrary in this Section, in the event of alleged violation of a party's intellectual property rights, that party may seek temporary injunctive relief from any court of competent jurisdiction. The party requesting such relief shall simultaneously file a demand for arbitration of the dispute, and shall request the AAA to proceed under its rules for expedited hearing. In no event shall any such temporary injunctive relief continue for more than 30 days without review by the issuing court.

17.0 EFFECTIVE DATE - This AGREEMENT shall become effective upon execution by both parties as of the date and year first above written, and shall continue in force and govern all relations and transactions between the parties until terminated and thereafter to the extent necessary to give effective to those provisions, hereof applicable following termination.

IN WITNESS WHEREOF, the Parties have caused this Alliance AGREEMENT to be executed by their respective authorized representatives.

For Miros Incorporated:                    For SAC Technologies, Inc.:


/s/ Keith Angell              3/3/98       /s/ Barry Wendt             2-13-98
-------------------------------------      ------------------------------------
Keith Angell                   Date        Barry Wendt                  Date
Chief Operating Officer                    Chief  Executive Officer